Exhibit 99.2
news release
Media Hotline: 1-888-326-6694
Consumer Resource Center: 1-800-732-6643

Contact:	Janis Smith
202-752-6673

Number:	3637

Date:	November 3, 2005

Mark Winer Appointed Fannie Mae’s Deputy and Acting Chief Risk Officer

WASHINGTON, DC – Fannie Mae (FNM/NYSE) announced the appointment of Mark Winer to Deputy and Acting Head of the company’s Chief Risk Officer (CRO) Organization.

Winer, who has been with the company since August 2004, has been serving as the Vice President for Portfolio Strategy. Prior to joining Fannie Mae, he was responsible for the financial and prepayment modeling area at BlackRock, Inc. During his tenure there, Winer also advised clients on portfolio and market risk management strategies. Earlier in his career, he spent a number of years at PNC Financial Services where he last served as Senior Vice President of Balance Sheet Management. In that role, he also was responsible for overseeing the management of interest rate, liquidity, and market risks. Winer earned both a PhD in political economy and a B.A. in mathematics from Carnegie Mellon University in Pittsburgh, PA. He also had a six year career in academics at the University of British Columbia’s Faculty of Commerce and also at the University of Maryland’s School of Public Policy.

Daniel Mudd, Fannie Mae’s President and CEO said, “Mark has a clear grasp of the risks of the mortgage business and the role of the Chief Risk Officer Organization. Over the course of the past year, he has demonstrated his leadership on a number of important risk management issues. Mark immediately will move forward with a plan to fully staff the CRO Organization, which was formed earlier this year. This CRO Organization will touch every corner of our business and ensure the utmost in risk and operational discipline throughout the company.”

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Officer Announcements
Page Two

In announcing the appointment of Winer, the company also noted that Adolfo Marzol, who had been serving as interim Chief Risk Officer would be leaving the company during the first quarter next year. Mudd said, “Last January I asked Adolfo to serve as our interim Chief Risk Officer, a new position at the time and a critical leadership role responsible for the credit, interest rate, and operational risk at the company. Adolfo immediately stepped up to his new role when the company needed him. However, he has now informed us that it is important for him to turn his time and attention to his family over the next year. We certainly understand, and are very grateful for all he has done for this company throughout his ten years of service. Because of his leadership and knowledge of mortgage finance and credit risk, Fannie Mae has been able to help serve more families with affordable mortgage financing.”

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Fannie Mae is a New York Stock Exchange Company. It operates pursuant to a federal charter. Fannie Mae has pledged through its American Dream Commitment to expand access to homeownership for millions of first-time home buyers; help raise the minority homeownership rate to 55 percent; make homeownership and rental housing a success for millions of families at risk of losing their homes; and expand the supply of affordable housing where it is needed most. More information about Fannie Mae can be found on the Internet at http://www.fanniemae.com.